Exhibit 10.36

[Execution Copy]

RELEASE OF CLAIMS

This Release of Claims is entered into by Chris A. Karkenny (“Executive”), Apria Healthcare Group Inc. (the “Company”) and Apria Holdings LLC (“Parent”) on December 23, 2012.

WHEREAS, Executive and the Company entered into an Employment Agreement (the “Employment Agreement”) dated December 19, 2008 that provides Executive certain severance and other benefits in the event of an involuntary termination of Executive’s employment without Cause or Executive’s resignation of employment due to a Constructive Termination (each term as defined under the Employment Agreement);

WHEREAS, Executive’s employment will terminate on December 31, 2012 (the “Termination Date”); and

WHEREAS, pursuant to Section 7(c)(iii) of the Employment Agreement, a condition of Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Release of Claims.

WHEREAS, Executive and the Company have agreed to modify the timing of certain payments under Section 7(c)(iii)(C), such that $500,000 of the payments to be made pursuant to such clause (C) will be made on December 31, 2012 and the remaining portion ($1,426,060) will be paid in equal installments in accordance with the Company’s normal payroll practices, as in effect on the Termination Date, over twenty-four months after the Termination Date.

WHEREAS, Executive and Parent entered into a Management Unit Subscription Agreement (the “Subscription Agreement”) dated December 19, 2008, pursuant to which (x) Parent has a Call Option (as defined therein) over the Units (as defined therein) for the time periods set forth in the Subscription Agreement and (y) unvested Performance-Vesting Units are forfeited upon the Termination Date.

WHEREAS, Executive and Parent have agreed to (x) amend the period of the Call Option set forth in Section 4.2(a)(1) of the Subscription Agreement to apply for a period from March 31, 2014 to June 1, 2014 and (y) amend the forfeiture and vesting terms of the Subscription Agreement to provide that Performance-Vesting Units shall not be forfeited upon the Termination Date and shall instead remain eligible to vest if the performance conditions set forth in Schedule I thereto are satisfied prior to March 31, 2014 (without regard to Executive’s continued employment through that date).

NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 7(c)(iii)(B), (C) and (D) of the Employment Agreement, Executive, the Company and Apria each agrees as follows:

1. Subject to the revocation period referred to in Section 7 below having expired without Executive’s having revoked this Release and in consideration of Executive’s general release of claims, his agreements in Sections 8, 9 and 10 of the Employment Agreement and his other promises set forth herein, the Company shall pay to Executive a total of $1,926,060 in severance compensation under Section 7(c)(iii)(C), subject to standard withholding for federal and state taxes, $500,000 of which shall be paid as a direct deposit through Apria’s payroll system on December 31, 2012 and $1,426,060 will be paid in equal installments in accordance with the Company’s normal payroll practices, as in effect on the Termination Date, over twenty-four months after the Termination Date. Executive also shall be entitled to the amounts set forth in Section 7(c)(iii)(B) and (D).

2. Subject to the revocation period referred to in Section 7 below having expired without Executive’s having revoked this Release and in consideration of Executive’s general release of claims, his agreements in Sections 8, 9 and 10 of the Employment Agreement and his other promises set forth herein, Parent and Executive hereby agree to amend (x) the period of the Call Option set forth in Section 4.2(a)(1) of the Subscription Agreement to apply for a period from March 31, 2014 to June 1, 2014 and (y) amend the forfeiture and vesting terms of the Subscription Agreement to provide that Performance-Vesting Units shall not be forfeited upon the Termination Date and shall instead remain eligible to vest if the performance conditions set forth in Schedule I thereto are satisfied prior to March 31, 2014 (without regard to continued employment through that date).

3. As soon as practicable following the Termination Date, Executive shall return to the Company his company-provided laptop computer, cell phone, credit cards, electronic fuel card, electronic building access cards and all other property of Apria except the iPad and Blackberry assigned to him, which shall become the property of Executive on the Termination Date. He shall not take or copy in any form or manner any financial information, lists of customers, prices, or any other confidential and proprietary materials or information of Apria.

4. Executive, for himself and his heirs, executors and administrators, hereby fully and finally waives, discharges and releases the Company, including each of the Company’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, members, directors, officers, and employees (“Released Parties”), from any and all claims arising on or prior to the date hereof relating to his employment with the Company or his termination therefrom, whether now known or later discovered, which he or anyone acting on his behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims, any tort claims, claims under Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act of 1993, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, Americans with Disabilities Act of 1991, as amended, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, the laws, including the labor laws of any state, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company, including, but not limited to, claims for salary, bonuses, unvested stock options, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended, other than: (i) those benefits set forth in Section 7(c)(iii) of the Employment Agreement, (ii) all rights and benefits as a member of the Company or as the holder of any equity security or any other equity interest in the Company, and (iii) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans. In addition, Executive represents that no incident has occurred during his employment with the Company that could form the basis for any claim by him against the

Company under the worker’s compensation laws of any jurisdiction. For the avoidance of doubt, the foregoing does not constitute a release of any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of his affiliates and the Company and any of its affiliates.

5. Executive affirms that he has read the following quotation of the language of Section 1542 of the California Civil Code, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Executive expressly waives any rights that he may have under Section 1542 to the full extent that he may lawfully waive such rights pertaining to a general release of claims, and he affirms that he releases all known or unknown claims that he have or may have against the Company or any of the Released Parties as stated in this Release of Claims.

6. Executive represents that he has not brought any charges, claims, demands, suits or actions, known or unknown, in any forum, against the Released Parties related to his employment or his termination (excluding any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of his affiliates and the Company and any of its affiliates); provided, however, that Executive shall not be prevented from enforcing any rights he may have under the terms of this Release of Claims or in respect of any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of his affiliates and the Company and any of its affiliates.

7. Executive acknowledges that he is subject to a confidentiality covenant pursuant to Section 9 of the Employment Agreement and a noncompetition and non-solicitation covenant pursuant to Section 8 of the Employment Agreement and hereby reaffirms his obligations thereunder.

8. EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT HE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS HE DEEMED APPROPRIATE. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN PROVIDED WITH A PERIOD OF UP TO TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE. FURTHER, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION HEREOF, AND THAT THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

9. Nothing contained herein shall be construed as an admission by the Company of any liability of any kind to Executive, all such liability being expressly denied except for obligations of the Company imposed by the Employment Agreement which survive pursuant to this Release of Claims.

Chris A. Karkenny

Date: December 23, 2012

APRIA HEALTHCARE GROUP INC.

By:
Name:
Title:

APRIA HOLDINGS LLC

By:
Name:
Title: